Exhibit 99.1

Press Release                        FOR IMMEDIATE RELEASE
                                     ---------------------
                                     Contact: Thomas J. Noe, Investor Relations
                                     Telephone: (513) 531-2212

              PEOPLES AND MARKET FINANCIAL SHAREHOLDERS APPROVE
                           ACQUISITION AGREEMENT

     CINCINNATI, Ohio, February 28, 2001 - Peoples Community Bancorp Inc. (NASDAQ NM:PCBI) and Market Financial Corp. (NASDAQ SC:MRKF) are pleased to report that at their annual meetings of shareholders today, their shareholders approved and adopted the Agreement and Plan of Reorganization pursuant to which Market Financial Corporation will merge into Peoples Community Bancorp, and Market Bank will thereafter merge into Peoples Community Bank.

     Jerry D. Williams, President and Chief Executive Officer of Peoples stated, "We are pleased that both our shareholders and Market Financial's shareholders have approved the transaction and we look forward to integrating the Market organization and continuing the high level of community banking that Market has provided its customers." Mr. Williams also indicated that, subject to the receipt of final regulatory approvals and the completion of other customary conditions to closing, the merger is expected to close in the first quarter of this year.

     Founded in 1889, Peoples Community Bank is a community and customer oriented federally chartered savings bank. Following the acquisition, Peoples Community Bank will operate eight full service offices in Warren, Clinton and Hamilton Counties, Ohio.











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